Consent of Independent Accountants

We consent to the incorporation by reference in the registration statements of Sovereign Bancorp, Inc. on Forms S-8 (File Nos. 33-05251, 33-20186, 33-29038, 33-39453, 33-44108, 33-89526, 33-89592 and 333-05309) and on Forms S-3 (File
Nos. 33-46870 and 333-86961) of our report dated February 2, 1998, on our audits of the consolidated statements of income, retained earnings and cash flows of Carnegie Bancorp and Subsidiaries for the year ended December 31, 1997, which report is included in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP



Princeton, New Jersey
March 29, 2000